Exhibit 99.1
NEWS RELEASE

Media Contact(s):	Investor Contact(s):
Shannon Lapierre	Rick Costello
860-547-5624	860-547-8480
shannon.lapierre@thehartford.com	richard.costello@thehartford.com

Debora Raymond	JR Reilly
860-547-9613	860-547-9140
debora.raymond@thehartford.com	jr.reilly@thehartford.com
The Hartford Announces Third Quarter 2009 Results
•	Operating Franchises Performing Well:
•	P&C Combined Ratio at 93.0%
•	Life Assets Under Management* Top $334 Billion
•	Core Earnings* of $660 Million, or $1.56 Per Diluted Share
•	Net Loss of $220 Million, or $0.79 Per Share, Driven by Impairments and Hedging Results
•	Book Value Per Share Jumps 18% From End of Second Quarter to $37.90
•	Net Unrealized Loss Declines More than 50% to $5.8 Billion
•	Capital Position Strong, Enhanced by $900 Million Equity Raise
HARTFORD, Conn., November 3, 2009 — The Hartford Financial Services Group, Inc. (NYSE: HIG) today reported its third quarter 2009 results. A summary of the company’s financial performance is provided in the following table.

Summary	Quarterly Results
(in millions except per share data)	3Q ‘09	3Q ‘08	Change
Net loss	$(220)	$(2,631)	92%
Net loss available to common shareholders per diluted share	$(0.79)	$(8.74)	91%
Core earnings (losses)*	$660	$(422)	NM
Core earnings (losses) available to common shareholders per diluted share*	$1.56	$(1.40)	NM
Assets under management*	$386,996	$384,981	1%
Book value per common share	$37.90	$41.80	(9%)
Book value per common share (ex. AOCI)*	$46.30	$55.63	(17%)
*Denotes financial measures not calculated based on generally accepted accounting principles (“non-GAAP”). More information is provided in the Discussion of Non-GAAP and Other Financial Measures section below.
“The Hartford’s third quarter core earnings results demonstrate a resilient company that is emerging from the challenges of the last 18 months,” said Liam E. McGee, The Hartford’s Chairman and Chief Executive Officer. “In my first month on the job, I have found that the core attributes that initially drew me to The Hartford are sound. The company today has a strong capital foundation; a trusted, well-respected, 200-year-old brand; solid operating franchises; positive relationships with its distribution partners; and a dedicated group of employees committed to winning in the marketplace.

The Hartford Announces Third Quarter Results
“There are clearly challenges, including the economy and the potential for a second downturn in the equity and credit markets, as well as the performance of our investment portfolio. We remain focused on managing through these issues. Our protection and wealth management franchises are stable and performing well, we are seeing signs that business momentum is building, and the company is focused on its path forward,” added McGee.
The Hartford reported a third quarter 2009 net loss of $220 million, or $0.79 per diluted share, compared with a third quarter 2008 net loss of $2.6 billion, or $8.74 per diluted share. Core earnings for the third quarter of 2009 were $660 million, or $1.56 per diluted share, compared with a core loss of $422 million or $1.40 per diluted share, in the prior period.
Third quarter 2009 net income reflected a DAC unlock benefit of $63 million, after tax and third quarter 2009 core earnings included a $232 million benefit from the DAC unlock. The lower net income benefit relates to a $169 million charge primarily related to the company’s macro hedging program. Third quarter 2008 net income reflected a $932 million after-tax charge related to the DAC unlock, and third quarter 2008 core earnings reflected a $923 million after-tax charge related to the DAC unlock.
The net realized capital loss for the third quarter of 2009 was $885 million, after tax, primarily due to after-tax impairments of $336 million and an after-tax loss of $435 million from the company’s variable annuity hedging programs. Third quarter 2008 results included a net realized capital loss of $2.2 billion, after tax.
REVIEW OF BUSINESS UNIT RESULTS
Property and Casualty Operations
Written premiums* for The Hartford’s property and casualty operations in the third quarter were $2.4 billion, down 6% from the third quarter of 2008 largely as a result of weaker economic conditions which particularly affected commercial lines. The company is seeing momentum in new business submissions in all segments, but particularly strong in personal lines and small commercial.
Core earnings were $246 million, up 58% from the $156 million reported in the prior year period. Net income was $190 million for the third quarter of 2009, including the effect of a $58 million net realized capital loss. In the third quarter of 2008, property and casualty operations reported a net loss of $774 million, including the effect of a $929 million net realized capital loss.
The current accident year combined ratio for ongoing operations in the third quarter of 2009, excluding catastrophes, was 93.8%, compared with 91.8% in the prior-year period. The third quarter of 2009 included $135 million, or 5.5 points, of net favorable prior year development primarily related to small commercial and middle market workers compensation, professional liability, personal lines auto liability and middle market general liability claims.

The Hartford Announces Third Quarter Results
Personal Lines
Personal lines written premiums for the third quarter of 2009 grew 2% over the prior-year period to $1.0 billion. Written premiums in the company’s agency business rose 4% in the third quarter, with AARP written premiums up 2% over the prior period. New business premium was very strong, increasing 26% over the third quarter of 2008, while the number of policies in force grew 2% year-over-year as investments in new products and increased consumer shopping continued to drive new business submissions. During the quarter, the company continued its successful launch of its AARP product through agents, with the product already in 14 states, and 6 additional states rolling out in the fourth quarter.
The third quarter 2009 current accident year combined ratio, excluding catastrophes, was 94.5%, compared to 88.3% in the prior-year period. The increase in the combined ratio was largely due to current accident year reserve strengthening, in response to an uptick in auto frequency and lower average premium. The third quarter of 2009 included 9.1 points of current accident year catastrophes related to significant hail and wind storms in the Midwest and Colorado.
Small Commercial
Written premiums for small commercial were $626 million for the third quarter of 2009, compared with $652 million in the prior year period. The decline in year-over-year written premium was driven by weaker economic conditions that have resulted in business closings and an overall reduction in exposures as businesses reduce coverages and shrink payrolls. New business premium was up 20% over the prior-year period as product enhancements made in 2009 had a positive impact and the company capitalized on policyholder shopping.
Third quarter 2009 profitability continued to be very strong, with a current accident year combined ratio, excluding catastrophes, of 86.0% as compared to 87.7% in the third quarter of 2008. The third quarter of 2009 included 2.9 points of current accident year catastrophes.
Middle Market
Written premiums for middle market were $496 million for the third quarter of 2009, compared with $571 million in the year-ago period. Written premiums were lower due mainly to weaker economic conditions combined with the company’s ongoing disciplined approach to evaluating and pricing risks. The company continued to target profitable growth opportunities in a highly competitive environment.
The third quarter 2009 current accident year combined ratio, excluding catastrophes, was 97.0%, compared with 98.4% in the prior-year period. The third quarter of 2009 included 1.2 points of current accident year catastrophes and $52 million, or 10.1 points, of net favorable prior year development largely related to workers’ compensation and general liability.
Specialty Commercial
In specialty commercial, written premiums for the third quarter of 2009 were $266 million as compared to $345 million in the year-ago period. Premiums were driven lower by a combination of the effects of the economic downturn, the sale of First State Management Group, which contributed $14 million of premium in the third quarter of 2008, and lower net premiums resulting from changes in a reinsurance treaty.

The Hartford Announces Third Quarter Results
The third quarter 2009 current accident year combined ratio, excluding catastrophes, was 102.6% as compared with 99.0% in the third quarter of 2008. The third quarter of 2009 included $39 million, or 13.0 points, of net favorable prior year development primarily related to professional liability.
Life Operations
Life operations assets under management were $334.3 billion at the end of the third quarter of 2009, essentially flat compared with $333.3 billion as of September 30, 2008 and up 11% from the end of the second quarter of 2009. Core earnings for the third quarter of 2009 were $499 million, up from core losses of $541 million in the prior year period.
Life reported a net loss of $323 million in the third quarter of 2009, compared with a net loss of $1.8 billion in the year-ago period. The third quarter of 2009 net loss included a $62 million after-tax benefit related to the DAC unlock and an $825 million net realized capital loss. The third quarter of 2008 included a $941 million after-tax charge related to the DAC unlock and a $1.3 billion net realized capital loss.
INDIVIDUAL MARKETS
Retail Products Group
Total retail products assets under management were $136.6 billion at September 30, 2009, compared with $146.4 billion at September 30, 2008, primarily as a result of equity market declines over the last 12 months. Assets under management increased 11% sequentially from the $123.3 billion reported at the end of the second quarter of 2009, as a result of recent market improvement. The net loss for the third quarter of 2009 was $172 million, and included a $69 million benefit related to the DAC unlock, as well as a net realized capital loss of $499 million, driven by a combination of losses on the company’s variable annuity hedging programs and impairments on the investment portfolio. This compares with a third quarter 2008 net loss of $822 million, which included a DAC unlock charge of $732 million and a net realized capital loss of $283 million.
Variable annuity deposits for the quarter were $622 million, compared to $1.9 billion in the prior-year period. The year-over-year decline was due primarily to the company’s product feature and pricing changes. Third quarter 2009 variable annuity net outflows were $1.7 billion, compared with $1.5 billion in the prior year period.
In October, the company introduced The Hartford’s Personal Retirement Manager, an innovative new product that combines two traditional retirement planning approaches, long-term investment growth and guaranteed lifetime income potential, in a single, user-friendly, tax-deferred retirement planning vehicle.

The Hartford Announces Third Quarter Results
Mutual fund deposits were $3.1 billion in the third quarter of 2009, compared with $3.6 billion in the prior-year period. Strong mutual fund performance in the third quarter contributed to sales, with 65% of The Hartford’s retail mutual funds outperforming their Morningstar peers in the third quarter of 2009. Net sales were $779 million in the third quarter of 2009, compared with $816 million in the prior year period.
Individual Life
Third quarter 2009 sales for individual life were $45 million, down from $69 million in the prior-year period due to equity market volatility and disruption in the wirehouse and bank distribution channels. Life insurance in-force rose 4% over the prior-year period, primarily driven by a 13% increase in term life insurance, as customer demand shifted to fixed products.
Individual life reported net income of $4 million for the third quarter of 2009, including a net realized capital loss of $24 million and a $24 million charge related to the DAC unlock. Net loss for the third quarter of 2008 was $102 million, which included a net realized capital loss of $111 million and a $44 million charge related to the DAC unlock.
EMPLOYER MARKETS
Retirement Plans
Retirement plans assets under management were $42.7 billion at September 30, 2009, compared with $43.3 billion at the end of the third quarter of 2008. Sequentially, assets under management were up notably from the $38.8 billion reported at the end of the second quarter of 2009 due primarily to recent equity market performance. Total deposits were $1.8 billion in the third quarter of 2009, compared with $2.3 billion in the prior-year period. During the quarter, The Hartford and Lord Abbett entered into a strategic alliance to offer Lord Abbett’s 401(k) plan sponsors the ability to transition their plans to The Hartford. Lord Abbett manages nearly 8,000 bundled small 401(k) plans comprising more than 59,000 participants and more than $1.2 billion in assets.
Retirement plans reported a net loss of $34 million for the third quarter of 2009, driven by a net realized capital loss of $49 million. This compares to a net loss of $160 million in the prior-year period, which included a net realized capital loss of $123 million and a $49 million charge related to the DAC unlock.
Group Benefits
Group benefits fully insured sales were $122 million in the third quarter, compared with sales of $158 million in the prior-year period largely due to the economic and competitive environment. Fully insured premiums were $1.1 billion for the third quarter of 2009, down 4% from the prior-year period. The decrease was primarily related to the effects of the economic downturn, including lower payrolls, while persistency remained high.
Group benefits reported net income for the third quarter of 2009 of $65 million, up from a net loss of $186 million in the prior-year period. The third quarter of 2009 included a net realized capital loss of $20 million compared with a net realized capital loss of $287 million in the third quarter of 2008.

The Hartford Announces Third Quarter Results
INTERNATIONAL MARKETS
As a result of the company’s decision to suspend writing new business in Japan, variable annuity deposits in Japan for the third quarter of 2009 were $17 million, down from $868 million in the third quarter of 2008. Net outflows for variable annuities were $249 million for the third quarter of 2009.
International operations reported a third quarter 2009 net loss of $32 million, including an $18 million benefit related to the DAC unlock and a net realized capital loss of $107 million. Third quarter 2008 net loss was $107 million and included a net realized capital loss of $36 million and a DAC unlock charge of $116 million.
INSTITUTIONAL MARKETS
Institutional deposits for the third quarter of 2009 were $623 million, compared with $850 million in the prior-year period, with the majority of the deposits in institutional mutual funds. The decline in deposits was primarily driven by the company’s decision to cease writing new business in certain lines. Institutional reported a third quarter 2009 net loss of $101 million, which included a net realized capital loss of $94 million, compared with a net loss of $393 million in the year-ago period, which included a net realized capital loss of $394 million.
INVESTMENTS
The Hartford’s total investments, excluding trading securities, were $96 billion as of September 30, 2009, compared to $89 billion as of December 31, 2008. Net investment income, excluding trading securities, was $1.0 billion, before tax, in the third quarter of 2009, a decline of 5% from the prior-year period. The decline was primarily due to lower interest rates as well as the company’s decision to increase its allocation to short-term investments.
Impairments were $536 million, pre-tax, in the third quarter of 2009. The majority of impairments were related to potential future credit losses on certain structured securities.
Net unrealized losses on investments were $5.8 billion, pre-tax, as of September 30, 2009, compared with $13.2 billion as of December 31, 2008. The improvement was driven by significant spread tightening across virtually all fixed maturity asset classes in the second and third quarter of 2009, partially offset by the implementation of new impairment accounting guidance.
2009 GUIDANCE
Based on the assumptions below, The Hartford currently expects 2009 core earnings per diluted share to be between $0.85 and $1.05. The company’s previous guidance for 2009 core earnings per diluted share was between $0.00 and $0.20. The guidance contained within this news release is subject to unusual or unpredictable benefits or charges that might occur in 2009, as well as factors noted below. Historically, the company has frequently experienced unusual or unpredictable benefits and charges that were not anticipated in previously provided guidance.
This guidance assumes the following:
— U.S. equity markets produce an annualized return of 9.0% (including 7.2% stock appreciation and 1.8% dividends) from the S&P 500 level of 1,057 on September 30, 2009;

The Hartford Announces Third Quarter Results
— This guidance incorporates no estimate of the effect of any fourth quarter 2009 unlock of the account values and related assumptions underlying the company’s estimate of future gross profits used in the determination of certain asset and liability balances, principally life deferred acquisition costs;
— A fourth quarter 2009 restructuring charge of $30 million, after tax;
— Preferred dividends and amortization of discount of $128 million on the cumulative perpetual preferred stock issued under the Capital Purchase Program;
— A full year, pre-tax underwriting loss of $225 million from other operations in property and casualty. In the last several years, underwriting losses in other operations have differed materially from the assumptions incorporated in guidance;
— A full year catastrophe ratio of 3.6% to 4.0%;
— — A pre-tax annualized yield on limited partnerships and other alternative investments of (21%); and
— Diluted weighted average shares outstanding of 364 million for full year 2009.
Markets worldwide have experienced persistent volatility and disruption, due largely to the stresses affecting the global financial system, which accelerated significantly in the second half of 2008 and continued into 2009. The United States, Europe and Japan have entered severe recessions that are likely to persist well into the second half of 2009 and perhaps into 2010, despite governmental intervention in the world’s major economies. The likelihood that the company’s 2009 earnings guidance will turn out to be incorrect is increased by virtue of these conditions. The company’s actual experience in 2009 will almost certainly differ from many of the assumptions described above, and investors should consider the risks and uncertainties that may cause the company’s actual results to differ from the 2009 earnings guidance, including, but not limited to, those set forth in the discussion of forward looking statements at the end of this release and the risk factors included in the company’s quarterly report on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009, and September 30, 2009, and annual report on Form 10-K for the year ended December 31, 2008.
CONFERENCE CALL
The Hartford will discuss its third quarter 2009 results in a conference call on Wednesday, November 4 at 8:00 a.m. EST. The call, along with a slide presentation, can be simultaneously accessed through The Hartford’s Web site at ir.thehartford.com.
More detailed financial information can be found in The Hartford’s Investor Financial Supplement for the third quarter of 2009, which is available on The Hartford’s Web site, ir.thehartford.com.

The Hartford Announces Third Quarter Results
About The Hartford
Celebrating nearly 200 years, The Hartford (NYSE: HIG) is an insurance-based financial services company that serves households, businesses and employees by helping to protect their assets and income from risks, and by managing wealth and retirement needs. A Fortune 500 company, The Hartford is recognized widely for its service expertise and as one of the world’s most ethical companies. More information on the company and its financial performance is available at www.thehartford.com.
HIG-F
DISCUSSION OF NON-GAAP AND OTHER FINANCIAL MEASURES
The Hartford uses non-GAAP and other financial measures in this press release to assist investors in analyzing the company’s operating performance for the periods presented herein. Because The Hartford’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford’s non-GAAP and other financial measures to those of other companies.
The Hartford uses the non-GAAP financial measure core earnings (loss) as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in the company’s insurance and financial services businesses that may be obscured by the net effect of certain realized capital gains and losses. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of the company’s business.
Accordingly, core earnings (loss) excludes the effect of all realized gains and losses (net of tax and the effects of deferred policy acquisition costs) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to the company’s insurance operations, so core earnings (loss) includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the statement of operations such as net investment income (loss). Core earnings (loss) is also used by management to assess the company’s operating performance and is one of the measures considered in determining incentive compensation for the company’s managers. Net income (loss) is the most directly comparable GAAP measure. Core earnings (loss) should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) and core earnings (loss) when reviewing the company’s performance. A reconciliation of net income (loss) to core earnings for the three and nine months ended September 30, 2008 and 2009 is set forth in the results by segment table. The 2009 earnings guidance presented in this release is based in part on core earnings (loss). A quantitative reconciliation of The Hartford’s net income (loss) to core earnings (loss) is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses, which typically vary substantially from period to period.

The Hartford Announces Third Quarter Results
Core earnings (loss) per share is calculated based on the non-GAAP financial measure core earnings (loss). The Hartford believes that the measure core earnings (loss) per share provides investors with a valuable measure of the company’s operating performance for many of the same reasons applicable to its underlying measure, core earnings (loss). Net income (loss) per share is the most directly comparable GAAP measure. Core earnings (loss) per share should not be considered as a substitute for net income (loss) per share and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) per share and core earnings (loss) per share when reviewing the company’s performance. A reconciliation of net income (loss) per share to core earnings (loss) per share for the three and nine months ended September 30, 2008 and 2009 is set forth on pages C-3 and C-4 of The Hartford’s Investor Financial Supplement for the third quarter of 2009.
Written premium is a statutory accounting financial measure used by The Hartford as an important indicator of the operating performance of the company’s property and casualty operations. Because written premium represents the amount of premium charged for policies issued, net of reinsurance, during a fiscal period, The Hartford believes it is useful to investors because it reflects current trends in The Hartford’s sale of property and casualty insurance products. Earned premium, the most directly comparable GAAP measure, represents all premiums that are recognized as revenues during a fiscal period. The difference between written premium and earned premium is attributable to the change in unearned premium reserves. A reconciliation of written premium to earned premium for the three and nine months ended September 30, 2008 and 2009 is set forth on page PC-2 of The Hartford’s Investor Financial Supplement for the third quarter of 2009.
Book value per share excluding accumulated other comprehensive income (“AOCI”) is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders’ equity excluding AOCI, net of tax, by (b) common shares outstanding.
The Hartford provides book value per share excluding AOCI to enable investors to analyze the amount of the company’s net worth that is primarily attributable to the company’s business operations. The Hartford believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of September 30, 2008 and 2009 is set forth in the results by segment table.
Assets under management is an internal performance measure used by The Hartford because a significant portion of the company’s revenues are based upon asset values. These revenues increase or decrease with a rise or fall, correspondingly, in the level of assets under management. Assets under management is the sum of The Hartford’s total assets, mutual fund assets, and third-party assets managed by Hartford Investment Management Company.

The Hartford Announces Third Quarter Results
The Hartford’s management evaluates profitability of the Personal Lines, Small Commercial, Middle Market and Specialty Commercial underwriting segments primarily on the basis of underwriting results. Underwriting results is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting results are influenced significantly by earned premium growth and the adequacy of The Hartford’s pricing. Underwriting profitability over time is also greatly influenced by The Hartford’s underwriting discipline, which seeks to manage exposure to loss through favorable risk selection and diversification, its management of claims, its use of reinsurance and its ability to manage its expense ratio, which it accomplishes through economies of scale and its management of acquisition costs and other underwriting expenses. The Hartford believes that underwriting results provides investors with a valuable measure of before-tax profitability derived from underwriting activities, which are managed separately from the company’s investing activities. Underwriting results are presented for Ongoing Operations, Other Operations and total Property and Casualty in The Hartford’s Investor Financial Supplement. A reconciliation of underwriting results to net income (loss) for total Property and Casualty, Ongoing Operations and Other Operations is set forth on pages PC-2, PC-3 and PC-13 of The Hartford’s Investor Financial Supplement for the third quarter of 2009.
A catastrophe is a severe loss, resulting from natural or man-made events, including fire, earthquake, windstorm, explosion, terrorist attack and similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance, and therefore their effects are not included in earnings or losses and loss adjustment expense reserves prior to occurrence. The Hartford believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings.

The Hartford Announces Third Quarter Results
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about The Hartford’s future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include, without limitation, uncertainties related to the depth and duration of the current recession and financial market conditions, which continue to pressure the Company’s capital position and adversely affect the Company’s business and results, the extent of the impact on the Company’s results and prospects of recent downgrades in the Company’s financial strength and credit ratings and the impact of any further downgrades on the Company’s business and results; the success of management’s initiatives to stabilize the Company’s ratings and mitigate and reduce risks associated with various business lines; the additional restrictions, oversight, costs and other potential consequences of the Company’s participation in the Capital Purchase Program under the Emergency Economic Stabilization Act of 2008; changes in financial and capital markets, including changes in interest rates, credit spreads, equity prices and foreign exchange rates; the inability to effectively mitigate the impact of equity market volatility on the company’s financial position and results of operations arising from obligations under annuity product guarantees; the amount of statutory capital that the company has, changes to the statutory reserves and/or risk based capital requirements, and the company’s ability to hold and protect sufficient statutory capital to maintain financial strength and credit ratings; the possibility of general economic and business conditions that are less favorable than anticipated; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the valuation of the company’s financial instruments that could result in changes to investment valuations; the subjective determinations that underlie the company’s evaluation of other-than-temporary impairments on available-for-sale securities; losses due to defaults by others; the availability of our commercial paper program; the potential for further acceleration of DAC amortization; the potential for further impairments of our goodwill; the difficulty in predicting the company’s potential exposure for asbestos and environmental claims; the possible occurrence of terrorist attacks; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; the possibility of unfavorable loss development; the incidence and severity of catastrophes, both natural and man-made; stronger than anticipated competitive activity; unfavorable judicial or legislative developments; the potential effect of domestic and foreign regulatory developments, including those which could increase the company’s business costs and required capital levels; the company’s ability to distribute its products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; the ability of the company’s subsidiaries to pay dividends to the company; the company’s ability to adequately price its property and casualty policies; the ability to recover the company’s systems and information in the event of a disaster or other unanticipated event; potential for difficulties arising from outsourcing relationships; potential changes in federal or state tax laws, including changes impacting the availability of the separate account dividend received deduction; the company’s ability to protect its intellectual property and defend against claims of infringement; and other risks and uncertainties discussed in The Hartford’s Quarterly Reports on Form 10-Q, the 2008 Annual Report on Form 10-K and other filings The Hartford makes with the Securities and Exchange Commission. The Hartford assumes no obligation to update this release, which speaks as of the date issued.
- Financial tables to follow -

The Hartford Announces Third Quarter Results
THE HARTFORD FINANCIAL SERVICES GROUP, INC.
RESULTS BY SEGMENT
(in millions except per share data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
LIFE	2008	2009	Change	2008	2009	Change
Retail Products Group	$(822)	$(172)	79%	$(729)	$(724)	1%
Individual Life	(102)	4	NM	(52)	2	NM

Total Individual Markets Group	(924)	(168)	82%	(781)	(722)	8%
Group Benefits	(186)	65	NM	(78)	148	NM
Retirement Plans	(160)	(34)	79%	(134)	(162)	(21%)

Total Employer Markets Group	(346)	31	NM	(212)	(14)	93%
International	(107)	(32)	70%	(27)	(206)	NM
Institutional Solutions Group	(393)	(101)	74%	(543)	(341)	37%
Other	(45)	(53)	(18%)	(73)	(122)	(67%)

Total Life net loss	(1,815)	(323)	82%	(1,636)	(1,405)	14%
Less: Net realized capital losses, after-tax and DAC [1]	(1,274)	(822)	35%	(1,938)	(1,016)	48%

Total Life core earnings (losses)	(541)	499	NM	302	(389)	NM

PROPERTY & CASUALTY
Ongoing Operations
Ongoing Operations Underwriting Results
Personal Lines	(45)	(11)	76%	78	54	(31%)
Small Commercial	82	90	10%	270	251	(7%)
Middle Market	(37)	61	NM	21	186	NM
Specialty Commercial	(44)	30	NM	13	89	NM

Total Ongoing Operations underwriting results	(44)	170	NM	382	580	52%
Net servicing income	14	10	(29%)	21	25	19%
Net investment income	285	254	(11%)	929	678	(27%)
Other expenses	(58)	(47)	19%	(180)	(145)	19%
Net realized capital losses	(1,268)	(79)	94%	(1,455)	(448)	69%
Income tax expense (benefit)	(405)	79	NM	(195)	128	NM

Ongoing Operations net loss	(666)	229	NM	(108)	562	NM

Other Operations
Other Operations net loss	(108)	(39)	64%	(91)	(87)	4%

Total Property & Casualty net income (loss)	(774)	190	NM	(199)	475	NM
Less: Net realized capital losses, after-tax [1]	(930)	(56)	94%	(1,064)	(304)	71%

Total Property & Casualty core earnings	156	246	58%	865	779	(10%)

CORPORATE
Total Corporate net loss	(42)	(87)	(107%)	(108)	(514)	NM

CONSOLIDATED
Net loss	(2,631)	(220)	92%	(1,943)	(1,444)	26%
Less: Net realized capital losses, after-tax and DAC [1]	(2,209)	(880)	60%	(3,009)	(1,551)	48%

Core earnings (losses)	$(422)	$660	NM	$1,066	$107	(90%)

PER SHARE DATA
Diluted earnings per share
Net loss	$(8.74)	$(0.79)	91%	$(6.29)	$(4.52)	28%
Core earnings (losses)	$(1.40)	$1.56	NM	$3.44	$0.12	(96%)
Book value per share
Book value per share (including AOCI)	$41.80	$37.90	(9%)
Per share impact of AOCI	$(13.83)	$(8.40)	39%
Book value per share (excluding AOCI)	$55.63	$46.30	(17%)

[1]	Includes those net realized capital gains and losses not included in core earnings. See discussion of non-GAAP and other financial measures section of this release.
The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful

The Hartford Announces Third Quarter Results
The Hartford
Fourth Quarter and Full Year 2009 Guidance
Full Year 2009 Core Earnings Per Diluted Share of $0.85 — $1.05

	2009 Written Premium	2009
Property and Casualty	Growth Compared to 2008	Combined Ratio*
Ongoing Operations	(6.5%) - (4.5%)	91.0% - 93.0%

Personal Lines	Flat - 2%	90.5% - 92.5%
Auto	0.5% - 2.5%
Homeowners	(0.5%) - 1.5%

Small Commercial	(6%) - (4%)	84.0% - 86.0%

Middle Market	(11%) - (9%)	94.0% - 96.0%

Specialty Commercial	(18.5%) - (16.5%)	100.5% - 102.5%
* Excludes catastrophes and prior-year development

Core Earnings
Life	Deposits	Net Flows	ROA[1]
U.S. Individual Annuity			Individual Annuity
Full Year 2009 — Variable Annuity	$2.25 - $2.75 Billion	($7.5) - ($7.0) Billion	30-34 bps
4Q09 — Variable Annuity	$0.225 - $0.725 Billion	($2.25) - ($1.75) Billion
Full Year 2009 — Fixed Annuity	$1.25 - $1.75 Billion	$0.25 - $0.75 Billion
Japan Annuity			Japan Operations
Full Year 2009 — Variable Annuity			38 - 46 bps
Retail Mutual Funds			Other Retail
Full Year 2009	$11.5 - $12.0 Billion	$2.25 - $2.75 Billion	7-9 bps
4Q09	$3.0 - $3.5 Billion	$0.8 - $1.3 Billion
Retirement Plans
Full Year 2009	$7.5 - $8.5 Billion	($1.0) - ($0.5) Billion	0-5 bps
4Q09	$2.0 - $2.5 Billion	$0.0 - $0.5 Billion
Institutional Solutions Group
Full Year 2009			(10) -- (5) bps
Group Benefits (Full Year 2009)
Fully Insured Premiums*	$4.3 - $4.4 Billion
Loss Ratio	72% - 75%
Expense Ratio	26% - 28%
After-tax Margin**	5.0% - 6.0%
* Guidance for fully insured premiums excludes buyout premiums and premium equivalents.
** Guidance on after-tax margin is core earnings divided by total core revenue, excluding buyout premiums.

Individual Life (Full Year 2009)
Inforce Growth	3% - 4%
After-tax Margin, excluding all DAC unlocks*	11% - 13%
* Guidance on after-tax margin is core earnings divided by total core revenue.
1ROA outlooks exclude impact of all DAC unlocks